Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
January 16, 2015	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES

FOURTH QUARTER 2014 ACQUISITION ACTIVITY

DENVER, CO — January 16, 2015 — Industrial Property Trust Inc. (“IPT”), an industrial real estate investment trust that owns and operates distribution warehouses throughout the United States, announced today that during the fourth quarter of 2014, it acquired 26 industrial buildings totaling approximately 3.9 million square feet, located across eight major industrial markets nationwide for an aggregate purchase price of approximately $262.5 million.

Acquisitions of note include a 310,000 square foot distribution building located in the Dallas market that IPT acquired on October 31, 2014 for approximately $16.7 million. This property is 100% leased to Pier 1 Imports (U.S.), Inc. and is IPT’s first acquisition in the Dallas market. Pier 1 Imports is a home furnishings and accessories retail store with locations throughout the U.S. and Canada — it is headquartered in Fort Worth, TX.

On October 31, 2014, IPT acquired a distribution building totaling 245,000 square feet located in San Francisco for approximately $18.4 million. This property is 100% leased to two customers — Nutiva, Inc., an organic foods and oils company, and Sasol Chemicals (USA) LLC, an energy and chemical company. This marks IPT’s first acquisition in the San Francisco market.

IPT acquired a multi-tenant industrial center in the Portland market on December 18, 2014, comprised of nine buildings aggregating 778,000 square feet that is 100% leased to ten customers. Customers include Kellogg Company, a multinational food manufacturing, marketing and distribution company, as well as Bob’s Red Mill Natural Foods, Inc., a company that produces natural, certified organic, and gluten-free milled grain products. This is IPT’s first acquisition in the Portland market.

“As we build a national operating platform of quality industrial real estate, these latest acquisitions give us a strong presence in important markets,” said Dwight Merriman, Chief Executive Officer of IPT.

As of December 31, 2014, IPT had acquired 41 industrial buildings totaling approximately 5.8 million square feet in 12 major industrial markets for an aggregate purchase price of approximately $409.8 million.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year that ended on December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended or supplemented by IPT’s other filings with the Securities and Exchange Commission (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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